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                                                                       EXHIBIT 3


                          AMENDMENT TO RIGHTS AGREEMENT


         AMENDMENT, dated as of October 10, 2002, to the Rights Agreement, dated as of January 9, 1996 (the "Rights Agreement"), between Champion Enterprises, Inc., a Michigan corporation (the "Company"), and Harris Trust and Savings Bank, an Illinois banking corporation (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

         WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

         1. Section 7(a)(i) of the Rights Agreement is hereby amended to read in its entirety as follows:

         "(i) December 31, 2002 (the "Final Expiration Date"), or"

         2. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

         3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

CHAMPION ENTERPRISES, INC.                     HARRIS TRUST AND SAVINGS BANK

By:        /s/ John J.Collins, Jr.             By:    /s/  Martin J. McHale, Jr.
         --------------------------------             --------------------------
Name:    John J. Collins, Jr.                  Name:  Martin J. McHale, Jr.
Title:   Senior Vice President &               Title: Vice President
         General Counsel






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